Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-5290 of Peet’s Coffee & Tea, Inc. and subsidiaries on Form S-8 of our report dated March 12, 2008 relating to the consolidated financial statements of Peet’s Coffee & Tea, Inc., and the effectiveness of internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of two new accounting standards), appearing in this Annual Report on Form 10-K of Peet’s Coffee & Tea, Inc. for the fiscal year ended December 30, 2007.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
March 12, 2008